Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No.’s 333-138174 and 333-124059) pertaining to the DexCom, Inc. 2005 Equity Incentive Plan, 2005 Employee Stock Purchase Plan and 1999 Stock Option Plan of our reports dated February 23, 2007 with respect to the financial statements and schedule of DexCom, Inc., DexCom Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of DexCom Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ ERNST & YOUNG LLP
San Diego, California
February 23, 2007